Exhibit 99.1

MV Oil Trust

MV Oil Trust Announces Trust Second Quarter Distribution

MV OIL TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, July 3, 2014 — MV Oil Trust (NYSE Symbol — MVO) announced the Trust distribution of net profits for the second quarterly payment period ended June 30, 2014.

Unitholders of record on July 15, 2014 will receive a distribution amounting to $9,085,000 or $0.79 per unit payable July 25, 2014.

Volumes, average price and net profits for the payment period were:

Volume (BOE)	220,075
Average price (per BOE)	$94.20
Gross proceeds	$20,731,980
Costs	$8,523,308
Net profits	$12,208,672
Percentage applicable to Trust’s 80%
Net profits interest	$9,766,937
MV Partners reserve for capital expenditures	$(500,000)
Total cash proceeds available for the Trust	$9,266,937
Provision for estimated Trust expenses	$(181,937)
Net cash proceeds available for distribution	$9,085,000

This press release contains forward-looking statements. Although MV Partners, LLC has advised the Trust that MV Partners, LLC believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended June 30, 2014. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:                                                MV Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Mary Jo Davis

(855) 802-1094

919 Congress Avenue, Austin, TX 78701